EXHIBIT 99.2

            SMITH CORONA RETAINS TURNAROUND ADVISOR;
       NAMES RONALD F. STENGEL INTERIM PRESIDENT AND CEO


                              Contact:  Theodore Lowen
                                        Manning, Selvage & Lee
                                        (212) 213-7076

     NEW CANAAN, Conn. -- July 3, 1995 -- Smith Corona Corporation (NYSE:SCO) announced today that its board of directors has retained the firm of R. F. Stengel & Co. Inc. to advise the company. Founded in 1985, R. F. Stengel's principal focus is interim crisis management and turnaround consulting services.
     As part of the agreement, Ronald F. Stengel, president, was named interim president and chief executive officer of Smith Corona and a director of the company. Thomas A. Cawley, vice president of R. F. Stengel, has also been elected as a director. Robert Van Buren continues as chairman of the board of Smith Corona Corporation.
     Additionally, the board of directors recently elected John
A. Piontkowski to the positions of senior vice president, chief financial officer and treasurer. Piontkowski has been with Smith Corona for 4 years, most recently serving as vice president - finance and controller. Prior to that, Mr. Piontkowski had been with Price Waterhouse for 12 years.
     Smith Corona, based in New Canaan, Connecticut, is a leading marketer worldwide of a full range of small office and home office products, including personal word processors, portable electric typewriters, facsimile machines and other office products.

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